EXHIBIT 10.1.1

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT is entered into as of the 23rd day of July, 2003, by and between C&F FINANCIAL CORPORATION, a Virginia corporation (the “Company”), and LARRY G. DILLON (the “Executive”).

RECITALS

I. The Company and the Executive previously entered into a Change in Control Agreement dated as of December 16, 1997 (the “Agreement”); and

II. The Company and the Executive desire to amend the Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1. Section 6 of the Agreement is amended to read as follows:

6. PAYMENT LIMITATION AND EXCISE TAX GROSS-UP.

(a) Additional Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or benefit provided to, or for the benefit of, the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $25,000 (taking into account income taxes, employment taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Limited Payment Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then the following shall apply:

(i) No Gross-Up Payment shall be made to the Executive.

(ii) The Payments, in the aggregate, shall be reduced to the Limited Payment Amount, and in that case, unless the Executive and the Company shall otherwise agree, the Company shall reduce or eliminate the Payments to the Executive by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(iii) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments which should have been limited to the Limited Payment Amount have been made to, or provided for the benefit of, the Executive by the Company, which are in excess of the limitations provided in Section 6(a) (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment.

(b) Gross-Up Payment and Limited Payment Amount Determinations. Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment or payment of only the Limited Payment Amount is required and the amount of such Gross-Up Payment or Limited Payment Amount and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the receipt of notice from the Executive in accordance with Section 10(c) of this Agreement that there has been a Payment, or such earlier time as is requested by the Company and, with respect to any Limited Payment Amount, a reasonable opinion to the Executive that he is not required to report any excise tax on his federal income tax return with respect to the Limited Payment Amount. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint a registered public accounting firm under Section 102 of the Sarbanes-Oxley Act to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All determinations regarding the Gross-Up Payment called for herein shall be based on the maximum applicable marginal tax rates for each year in which such payments and benefits shall be paid or provided to, or for the benefit of, the Executive (based upon the rate in effect for such year at the time of the first payment of the foregoing and, as appropriate as determined by the Accounting Firm, the taxable wage base for employment tax purposes). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within ten business days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments or Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Executive within ten business days of such determination together with interest on such amount (other than with respect to interest or penalties, if any, included in the calculation of the Underpayment) at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment.

(c) Notices and Advances. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would or may require the payment by the Company of a Gross-Up Payment or the payment by the Executive of an Excise Tax with respect to a Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due) in accordance with Section 10(c) of this Agreement. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) provide to the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim.

Notwithstanding the foregoing, the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and, if a Gross-Up Payment is due, shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) Refund Payment and Advance Forgiveness. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Banking Payment Limitation. Notwithstanding anything contained in this Agreement or any other agreement or plan to the contrary, the payments and benefits provided to, or for the benefit of, the Executive under this Agreement or under any other plan or agreement shall be reduced (but not below zero) to the extent necessary so that no payment to be made, or benefit to be provided, to the Executive or for his benefit under this Agreement or any other plan or agreement shall be in violation of the golden parachute and indemnification payment limitations and prohibitions of 12 CFR Section 359.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

C&F FINANCIAL CORPORATION

By:	/s/ J.P. Causey, Jr.
Name:	J.P. Causey, Jr.
Its Chairman, Compensation Committee

/s/ Larry G. Dillon
LARRY G. DILLON, Executive